Exhibit 21

SUBSIDIARIES OF REGISTRANT

Name of	Percent	Names Under Which	State of
Subsidiary	Ownership	Subsidiaries Do Business	Incorporation

Investors Title	100%	Investors Title Insurance	North Carolina
Insurance Company		Company

National Investors	100%	National Investors Title	Texas
Title Insurance		Insurance Company
Company

Investors Title	100%	Investors Title Exchange	North Carolina
Exchange Corporation		Corporation

Investors Title	100%	Investors Title	South Carolina
Accommodation Corporation		Accommodation Corporation

Investors Title	100%	Investors Title Management	North Carolina
Management Services, Inc.		Services, Inc.

Investors Capital	100%	Investors Capital Management	North Carolina
Management Company		Company

Investors Title Commercial	100%	Investors Title Commercial	North Carolina
Agency, LLC		Agency, LLC

Investors	100%	Investors Trust	North Carolina
Trust Company		Company

United Title Agency, LLC	100%	United Title Agency, LLC	Michigan